Exhibit 22.1

Guarantor Subsidiaries

The following subsidiaries of B&G Foods, Inc are guarantors of B&G Foods’ 5.25% senior notes due 2025, 5.25% senior notes due 2027 and 8.00% senior secured notes due 2028:

B&G Foods North America, Inc., a Delaware corporation

B&G Foods Snacks, Inc., a Delaware corporation

Bear Creek Country Kitchens, LLC, a Delaware limited liability company

Clabber Girl Corporation, an Indiana corporation

Spartan Foods of America, Inc., a Delaware corporation

Victoria Fine Foods, LLC, a Delaware limited liability company

William Underwood Company, a Massachusetts business trust